Exhibit 99.1

Ultragenyx Comments on Dimension Therapeutics’ Announcement that Ultragenyx’s Offer is a “Superior Proposal”

NOVATO, Calif., Oct. 02, 2017 (GLOBE NEWSWIRE) — Ultragenyx Pharmaceutical Inc. (NASDAQ:RARE) (“Ultragenyx” or the “Company”), a biopharmaceutical company focused on the development of novel products for rare and ultra-rare diseases, today commented on the determination by the Dimension Therapeutics, Inc. (NASDAQ:DMTX) (“Dimension”) Board of Directors that Ultragenyx’s most recent offer to acquire Dimension for $6.00 per share is a “Superior Proposal” as defined in its merger agreement with REGENXBIO Inc. (traded on NASDAQ under RGNX), and that REGENXBIO has subsequently waived its option to negotiate a possible amendment of its merger agreement to match or exceed the Ultragenyx offer. The Company noted:

We are pleased that the Dimension Board of Directors has determined that our all-cash offer to acquire Dimension for $6.00 per share is a Superior Proposal. We look forward to completing this transaction as quickly as possible for the benefit of both Dimension’s and Ultragenyx’s stockholders.

We believe that Ultragenyx’s scientific, clinical, regulatory, and commercial skills will help Dimension’s talented team accelerate the process of bringing important new therapies to market for patients with rare genetic diseases. We believe Ultragenyx and our product candidates are highly complementary to Dimension’s, giving us confidence that we could combine our two companies quickly and seamlessly.

Ultragenyx has offered to acquire all of the outstanding shares of common stock of Dimension for $6.00 per share, or approximately $151 million in cash based on currently outstanding shares, to be effectuated via a tender offer. Ultragenyx has sufficient cash resources to fund this transaction with cash currently on its balance sheet, and the offer is not subject to any financing condition.

Centerview Partners LLC is serving as financial advisor to Ultragenyx, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as Ultragenyx’s legal advisor.

About Ultragenyx Pharmaceutical Inc.

Ultragenyx is a biopharmaceutical company committed to bringing to market novel products for the treatment of rare and ultra-rare diseases, with a focus on serious, debilitating genetic diseases. The Company has rapidly built and advanced a diverse portfolio of product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which there are no approved therapies.

The Company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit the Company’s website at www.ultragenyx.com.

Forward Looking Statements / Additional Information

Except for the historical information contained herein, the matters set forth in this communication, including statements of anticipated changes in the business environment in which Ultragenyx operates and in Ultragenyx’s future prospects or results, statements relating to Ultragenyx’s intentions, plans, hopes, beliefs, anticipations, expectations or predictions of its future, or statements relating to Ultragenyx’s offer and the potential benefits of a transaction with Dimension, are forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, such as the regulatory approval process, the timing of our regulatory filings and other matters that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of our drug candidates. There is no assurance that the potential transaction will be consummated, and it is important to note that actual results could differ materially from those projected in such forward-looking statements. Ultragenyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Ultragenyx in general, see Ultragenyx’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2017, and its subsequent periodic reports filed with the SEC.

The tender offer referred to in this communication (an “Offer”) has not yet commenced. Accordingly, this communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of Dimension common stock or any other securities. On the commencement date of any Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the SEC by Ultragenyx and a wholly owned subsidiary. The offer to purchase shares of Dimension common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed with the SEC by Ultragenyx as part of its Schedule TO. Investors and security holders are urged to read both the tender offer statement and any solicitation/recommendation statement filed by Dimension regarding the Offer, as they may be amended from time to time, when they become available, because they will contain important information about the Offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the Offer. Investors and security holders may obtain free copies of these statements (when available) and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer statement.

Contacts

Investor Relations:

Ryan Martins

415-483-8257

Media Relations:

Joele Frank, Wilkinson Brimmer Katcher

Tim Lynch / Trevor Gibbons / Leigh Parrish

212-355-4449